1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Second Successful Well at Flatrock Field

NEW ORLEANS, LA, January 14, 2008 – McMoRan Exploration Co. (NYSE: MMR) today announced its second successful well at the Flatrock field located on OCS 310 at South Marsh Island Block 212 in ten feet of water.

The Flatrock No. 2 (“B” location) delineation well, which commenced drilling on October 7, 2007, is located approximately one mile northwest of the Flatrock discovery well.  The well has been drilled to 15,400 feet and log-while-drilling tools have indicated three resistive zones in the Rob-L section approximating 198 net feet over a combined approximate 315 foot gross interval.  These zones will be evaluated with wireline logs.  The well will be deepened to a proposed total depth of 18,100 feet to evaluate additional targets in the Rob-L and Operc sections.

McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson, said, “We are pleased with the results to date from the Flatrock No. 2 delineation well, which confirm the potential for significant hydrocarbons in this exciting area.  We look forward to commencing production from the Flatrock No. 1 discovery well in the weeks ahead and to testing additional objectives on this large acreage position.”

McMoRan also today updated the status of the Flatrock No. 3 (“D” location) delineation well.  The No. 3 well commenced drilling on November 5, 2007 and has been drilled to 14,800 feet.  The well has a proposed total depth of 18,800 feet and is targeting Rob-L and Operc sands approximately 3,000 feet south of the discovery well.

As previously reported, the Flatrock No. 1 (“A” location) discovery well was drilled to a total depth of 18,400 feet in August 2007.  Wireline and log-while-drilling porosity logs confirmed that the well encountered eight zones totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval, including five zones in the Rob-L section and three zones in the Operc section.  A production test was performed in October 2007 in the Operc section and indicated a gross flow rate of approximately 71 million cubic feet of natural gas per day (MMcf/d) and 739 barrels of condensate, approximately 14 MMcfe/d net to McMoRan.  First production from the discovery well is expected to commence in the first quarter of 2008 using the Tiger Shoal facilities in the immediate area.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340).  McMoRan has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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